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Exhibit 3.1

FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IHS INC.

PURSUANT TO SECTIONS 242 AND 245 OF THE
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

        The undersigned, being a duly authorized officer of IHS Inc., a Delaware corporation (the "Corporation"), for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        1.     The name of the Corporation is IHS Inc.

        2.     The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on May 5, 1994.

        3.     Pursuant to Section 103(d) of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation shall become effective at 8:59 A.M. (Eastern Time) on                        , 2005.

        4.     The Board of Directors and the stockholders of the Corporation have unanimously deemed it advisable to amend and restate such Certificate of Incorporation as permitted by Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware to read in its entirety as set forth below:

        FIRST:    The name of the Corporation is IHS Inc.

        SECOND:    The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH:    (A) The total number of shares of all classes of stock which the Corporation shall have authority to issue is [                        ] consisting of 80,000,000 shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), 13,750,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock") and [                        ] shares of preferred stock (the "Preferred Stock"), which the Board of Directors may issue, in one or more series, with or without par value, with full, limited, multiple, fractional, or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as shall be fixed by the Board of Directors.

        (B)    Subject to Section F of this ARTICLE FOURTH, the Class A Common Stock shall entitle the holder thereof to one vote per share, and the Class B Common Stock shall entitle the holder thereof to ten votes per share of Class B Common Stock; provided, however, except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this amended and restated certificate of incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this amended and restated certificate of incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to Delaware Law. Except as set forth in this ARTICLE FOURTH, Section B, the Class A Common Stock and the Class B Common Stock shall be identical in all respects.

        (C)    The holders of Class A Common Stock and Class B Common Stock shall be entitled to receive, share for share with each other, such dividends if, as and when declared from time to time by the Board of Directors. In the event that such dividend is paid in the form of shares of Common Stock, or rights to acquire shares of Common Stock, holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

        (D)    (1) Each share of Class B Common Stock shall be convertible at any time at the option of the holder into one share of Class A Common Stock. The Class A Common Stock is not convertible into any other shares of capital stock of the Corporation.

          (2)   Each share of Class B Common Stock shall convert automatically, without any action by the holder, into one share of Class A Common Stock upon the earlier of (a) the fourth anniversary date of the closing of the Initial Public Offering (as defined below); (b) the date on which holders of Class B Common Stock do not own at least 22% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding, as determined by the Board of Directors of the Corporation; (c) the death of Georg Heinrich Thyssen-Bornemisza; or (d) any sale, pledge, conveyance, hypothecation, assignment or other transfer of such share by any person, whether direct or indirect through the sale, conveyance, hypothecation, assignment or other transfer of an entity that owns such shares (a "transfer") unless such transfer is (x) to any trust so long as (i) such trust is the sole owner, directly or indirectly, of TBG Holdings NV ("TBG") and (ii) the principal beneficiary of such trust is Georg Heinrich Thyssen-Bornemisza or (y) to any corporate entities, partnerships or other similar entities so long as The Thyssen-Bornemisza Continuity Trust or any trust described in (d)(x) above directly or indirectly wholly-owns such entities. "Initial Public Offering" means a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock to the public involving an aggregate offering price to the public of not less than Fifty Million Dollars ($50,000,000) before deduction of underwriters' commissions and expenses.

          (3)   The one-to-one conversion ratio for the conversion of Class B Common Stock into Class A Common Stock in accordance with this Section D of this ARTICLE FOURTH shall be adjusted in the event of any recapitalization of the Corporation by means of a stock dividend on, or a stock split or combination of, outstanding Class A Common Stock or Class B Common Stock, or in the event of any merger, consolidation or other reorganization of the Corporation with another corporation, such that following each such event, each holder of outstanding Class B Common Stock will be entitled to receive upon conversion of such Class B Common Stock that number of shares of Class A Common Stock as it would have been entitled to immediately following such event in respect of a conversion that had occurred immediately prior to the record date established for such event.

          (4)   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock.

          (5)   If any shares of Class B Common Stock shall be converted pursuant to this Section D of this ARTICLE FOURTH, the shares so converted shall be canceled and shall not be available for reissue or redistribution. No shares of any class of common stock may be subdivided or combined unless the shares of the other class of common stock concurrently are subdivided or combined in the same proportion and in the same manner.

        (E)    In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Corporation, the holders of the Class A Common Stock and Class B Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding.

        (F)    (1) Subject to Section (F)(2) of this ARTICLE FOURTH, so long as any shares of Class B Common Stock are outstanding, to the extent that, for any reason whatsoever and by any method howsoever, a person shall own shares of capital stock of the Corporation in excess of the 79.9% Limitation (as defined below), then such person may not vote the shares owned in excess of the 79.9% Limitation, provided that the shares of capital stock of the Corporation of such person in excess of the 79.9% Limitation shall be allocated for voting purposes to all the other stockholders of the Corporation pro rata to the shareholdings of capital stock of the Corporation of such other stockholders. "79.9% Limitation" means the requirement and restriction that no person shall be permitted to vote capital stock of the Corporation possessing more than seventy-nine and nine tenths percent (79.9%) of the total combined voting power of all classes of stock entitled to vote, except as provided for herein or as permitted by the Board of Directors of the Corporation.

          (2)   Notwithstanding the provisions of Section (F)(1) of this ARTICLE FOURTH, the Board of Directors may waive the restrictions set forth in such sections, in its discretion and on a case by case basis. One of the purposes of the 79.9% Limitation is to prevent any stockholder from being characterized as a control group within the meaning of Section 1563 of the Internal Revenue Code of the 1986 of the United States, as amended, and the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder. Nevertheless, the Board of Directors of the Corporation will not be liable to the Corporation, its stockholders or any other person whatsoever for any errors in judgment made by it in granting any waiver or waivers to the foregoing restrictions in any case so long as it has acted in good faith.

        FIFTH:    The Board of Directors shall have the power to adopt, amend and repeal the by-laws of the Corporation without a stockholder vote, subject to Section B of ARTICLE EIGHTH. Any such action must be consistent with the laws of the State of Delaware and otherwise with this Amended and Restated Certificate of Incorporation.

        SIXTH:    (A) Meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by or in the manner provided in the by-laws of the Corporation or, if not so designated, as determined by the Board of Directors. Elections of directors need not be by written ballot except and to the extent required by the by-laws of the Corporation.

        (B)    The Board of Directors shall consist of not fewer than three and not more than fifteen Directors, as fixed from time to time by a vote of a majority of the entire Board of Directors. The Board of Directors shall be divided into three classes, Class I, Class II and Class III, each of which shall be as nearly equal in number as possible. The initial Class I, Class II and Class III Directors shall be so designated by a resolution of the Board of Directors. Each initial Director in Class I shall hold office for a term expiring at the 2006 annual meeting of stockholders; each initial Director in Class II shall hold office for a term expiring at the 2007 annual meeting of stockholders; and each initial Director in Class III shall hold office for a term expiring at the 2008 annual meeting of stockholders. At each annual meeting of stockholders, each Director elected to succeed a Director of the class whose term then expires shall be elected to hold office for a term expiring at the third succeeding annual meeting of stockholders after his or her election, or until his or her earlier death, resignation or removal. No decrease in the number of Directors shall shorten the term of any Director in office at the time. The Board of Directors shall designate any newly created directorship as belonging to Class I, Class II or Class III. Any Director elected to fill any vacancy on the Board of Directors whether created by reason of death, resignation, removal or increase in the number of Directors, shall hold office for the remainder of the full term of the class of Directors in which the vacancy occurred or the new directorship was created. Any vacancies on the Board of Directors shall be filled only by the affirmative vote of a majority of the remaining Directors even if the number of remaining Directors does not constitute a quorum. Notwithstanding that some lesser percentage may be specified by law, this certificate of incorporation or the bylaws, a Director may be removed from office only for cause and then only with the affirmative vote of the holders of at least 66 2/3% of the voting power of all outstanding shares of capital stock of the corporation then entitled to vote generally at an election of Directors.

        (C)    Stockholders shall not be permitted to act by written consent in lieu of a meeting. Special meetings of stockholders may be called only by the Chairman of the Board of Directors or by the President or Secretary at the direction of the Board of Directors, and may not be called by stockholders of the Corporation.

        (D)    None of the holders of any shares of capital stock of the Corporation shall have cumulative voting rights, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the capital stock.

        SEVENTH:    (A) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law. A director's liability shall not be limited with respect to any (i) breach of duty of loyalty, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law (unlawful dividends) or (iv) transactions from which the director derived improper personal benefit.

          (B)  (1) Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE SEVENTH shall be a right in contract and shall not preclude any additional agreements between the Corporation and any director or officer of the Corporation regarding such matters.

            (2)   The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

          (C)  The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.

          (D)  The rights and authority conferred in this ARTICLE SEVENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

          (E)  Neither the amendment nor repeal of this ARTICLE SEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE SEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

        EIGHTH:    (A) The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE SEVENTH and below under Section B of this ARTICLE

EIGHTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

        (B)    The provisions of ARTICLES FIFTH, SIXTH and this ARTICLE EIGHTH, and the provisions of Sections 2.03, 2.04, 3.02, 3.12, 3.13, and 5.07 of the By-Laws of the Corporation, may not be amended, altered, repealed or waived in any respect without the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of capital stock of the Corporation then entitled to vote.

        (C)    The provisions of ARTICLE FOURTH (D)(2) may not be amended, altered, repealed or waived in any respect without the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of Class A Common Stock of the Corporation then entitled to vote.

        4.    The amendments of the Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said IHS Inc. has caused this certificate of amendment and restatement to be signed, under penalty of perjury, by its duly authorized officer, on this [    ] day of [                        ], 2005.

IHS INC.
By:

Name:	Stephen Green
Title:	Senior Vice President and General Counsel

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FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF IHS INC.